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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Footstar, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-20731, No. 333-30011 and No. 333-41390) on Form S-8 of Footstar, Inc. of our
report dated April 6, 2005 with respect to the Consolidated Balance Sheet of Footstar, Inc. and Subsidiary Companies as of January 3, 2004 and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for the year ended January 3, 2004 and the related financial statement schedule, which report appears in the January 3, 2004 Annual Report on Form 10-K.

Our report dated April 6, 2005 contains explanatory paragraphs that state that:

      - On March 2, 2004, the Company filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. This filing for reorganization raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Amper, Politziner & Mattia P.C.

Edison, New Jersey
April 8, 2005